Free Writing Prospectus

VanEck Merk Gold Trust

OUNZ Fees Website Update

0001546652

Pursuant to 433/164

333-180868

For information concerning the risks applicable to the Funds please click here.

This internet site is not an offer to sell or a solicitation of an offer to buy shares of the Funds to any person in any jurisdiction in which such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Furthermore, this site contains links to third party websites on the internet. The inclusion of such links on the site are not endorsement by the Funds, implied or otherwise, of the linked site or any products or services in such sites, and no information in such site has been endorsed or approved by the Funds. The linked sites are not under the control of the Funds, and the Funds are not responsible for the contents of any linked site or any link contained in a linked site. For additional information pertaining to the use of this site, refer to the Terms and Conditions of Use link found below.

The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Merk Gold Trust's ("Trust") investment objectives, risks, charges and expenses.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust.

All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners.

© 2017 Merk Investments LLC	Before investing you should carefully consider
Home Page | Funds | Insights	the Fund's investment objectives, risks,
Why Currencies | Why Gold | About Merk	charges and expenses. This and other
Terms and Conditions of Use / Privacy Policy	information is in the prospectus, a copy of
which may be obtained by clicking here.
Please read the prospectus carefully. Foreside
Fund Services, LLC, distributor.

The Processing Fees for investors to taking delivery of their gold ("Delivery Applicants") are comprised of an Exchange Fee and a Delivery Fee.

Delivery Fee

No Delivery Fee is charged for the delivery of physical gold to destinations in the lower 48 States.

Exchange Fee

The Exchange Fee below is effective September 08, 2017 and supersedes any previously published Exchange Fees, including those in the prospectus:

	Exchange Fee
Type of Gold Bar	Fee per Application	Fee per Ounce	Purity
1oz Australian bars	$500	$17.00	99.99%
1oz Australian Kangaroos	$500	$27.00	99.99%
1oz Canadian Maples	$500	$29.00	99.99%
1oz American Eagles	$500	$53.00	91.67%
1oz American Buffalos	$500	$53.00	99.99%
10 oz Australian bars	$500	$12.00	99.99%
London bars	$5,000	$1.00	95.00% - 99.99%

Sample Exchange Fees

Type of Gold Bar:
Number of Bars:
Exchange Fee in USD:

You may also use our online calculator to determine the number of ounces your shares correspond to.

The Exchange Fee covers the cost of exchanging OUNZ shares into gold bars in the form of London Bars which the Trust holds in the vault, as well as the cost of converting London Bars into the gold coins or smaller gold bars that investors may prefer for delivery. The Exchange Fee for gold coins and bars, outside of London Bars, reflects the premium such coins and bars are trading at relative to the spot price of gold.

In an effort to keep Exchange Fees predictable, the precious metals dealer will choose coins and bars from inventory regardless of date. Special requests may be accommodated, but are subject to inventory and may be subject to higher fees. We would publish the pricing for special requests on this page, making it available to other investors as well.

London Bars vary in size between 350 and 430 Ounces; the current median bar size held by the Trust is 405 Ounces. As a result, the Exchange Fee for 1 London Bar is set to $1.00 per Ounce * 405 Ounces + $5,000 = $5,405.00.

Aside from being able to request delivery of London Bars, investors may request to have their shares exchanged for other gold bars and coins, without numismatic value, having a minimum fineness (or purity) of 995 parts per 1,000 (99.5%) or, for American Gold Eagle gold coins, with a minimum fineness of 91.67%.

All fees are subject to change upon notice and the Sponsor may waive or reduce the Exchange Fees from time to time.

Ready to take delivery? Please click here.

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The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Merk Gold Trust's ("Trust") objectives, risks, charges and expenses.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an in the Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust.

All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners.

Merk Investments | Funds | Insights | Why Currencies | Why Gold	© 2017 Merk
About Merk	Terms and Conditions of Use

If you are an investor interested in taking delivery of physical gold in exchange for your OUNZ shares (Delivery Applicants), you must submit a signed Delivery Application to us (the “Sponsor”). A Delivery Application expresses your non-binding intention to exchange shares for physical gold on the Share Submission Day or within the applicable grace period. You must also provide instructions to your broker-dealer to effect the exchange of shares for physical gold. Please see the steps outlined below.

GOLD DELIVERY: AS EASY AS 1-2-3
1.	Investor files a Delivery Application.
2.	Investor instructs their broker to submit their ETF shares to take delivery of their gold.
3.	Gold sent to Investor.

1.  Investor files a Delivery Application

Please fill-in the Delivery Application using the OUNZ Calculator. The calculator will generate an application based on the number of shares held and gold requested. You may also download the blank forms here:

Delivery Application
The Delivery Application expresses your intention to us to take delivery of physical gold in exchange for OUNZ shares.

Delivery Applicant Share Submission Form
The Delivery Applicant Share Submission Form instructs your broker to submit OUNZ shares to the Trustee in exchange for physical gold.

A completed and signed Delivery Application must be submitted to us by upload at www.merkgold.com/delivery; by fax to 650-745-7045; or by mail to Merk Investments LLC; Attn: VanEck Merk Gold Trust; 44 Montgomery St #3730; San Francisco, CA, 94104.

We will only process a Delivery Application once the Processing Fees have been paid. The Processing Fee is due at the time the Delivery Application is submitted to us and is fully refundable until you irrevocably submit your shares to the Trustee. Click here for details on fees.

Type of Gold Bar:
Number of Bars:
Exchange Fee in USD:

Once we pre-approve a Delivery Application, we will provide to you (typically by email) a Delivery Applicant Share Submission Form along with the pre-approved Delivery Application. You must submit a completed and signed Delivery Applicant Share Submission Form to your broker (typically done via fax), with the pre-approved Delivery Application attached.

2.  Investor instructs their broker to submit their ETF shares to take delivery of their gold

On the Share Submission Day (or within the applicable grace period), your broker shall, in accordance with the instructions in the Delivery Application:

●	Complete and sign the second page of the Delivery Applicant Share Submission Form;
●	Fax to the Trustee the completed and signed Delivery Applicant Share Submission Form, with the pre-approved Delivery Application attached; and
●	Submit OUNZ shares to the Trustee.

The Delivery Application is not binding until shares are delivered to the Trust.

Ready to take delivery? To find out how much gold your shares correspond to and to generate a non-binding Delivery Application, use the OUNZ calculator.

3. Gold sent to Investor

Physical gold will be delivered to a Delivery Applicant based on instructions in the Delivery Application. Once physical gold has been tendered to the courier identified in the Delivery Application, the physical gold cannot be returned and is no longer the responsibility of the Trust, the Trustee, the Custodian, the precious metals dealer or us.

The Trust will ship physical gold to a Delivery Applicant fully insured using accepted business practices for precious metals delivery that may include, amongst others, use of a conventional shipping carrier (e.g., U.S. Postal Service, Federal Express, United Parcel Service); or an armored transportation service.

For additional information, please read the prospectus, as well as the OUNZ FAQ section “When will I receive my gold?”

Let us help you take delivery of the gold you own through OUNZ. Please visit the OUNZ FAQ; contact us online; or call us at (855)MRK-OUNZ with questions.

Click here to download the Adobe® Reader® to view and print PDF’s.

The material must be preceded or accompanied by a prospectus. Before investing you should carefully consider the VanEck Merk Gold Trust’s (“Trust”) investment objectives, risks, charges and expenses.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting gold prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”). Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location.

Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the gold held by the Trust (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor’s ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in the Trust. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). VanEck and Foreside Fund Services, LLC, provide marketing services to the Trust.

All rights reserved. All trademarks, service marks or registered trademarks are the property of their respective owners.

Merk Investments | Funds | Insights | Why Currencies | Why Gold About Merk	© 2017 Merk Investments LLC Terms and Conditions of Use / Privacy Policy